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                                                                    EXHIBIT 23.1





The Board of Directors


Mexican Restaurants, Inc.


We consent to incorporation by reference in the registration statement (No. 333-2271) on Form S-8 of Mexican Restaurants, Inc. of our report dated March 2, 2001, except as to Note 3 which is as of April 17, 2001, relating to the consolidated balance sheets of the Mexican Restaurants, Inc. and subsidiaries as of December 31, 2000 and January 2, 2000 and the related consolidated statements of income, stockholders' equity and cash flows for the each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of Mexican Restaurants, Inc.


                                                 /s/ KPMG LLP

                                                 KPMG LLP

                                                 Houston, Texas

                                                 April 17, 2001